CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 3 to the Registration Statement on Form N-1A of our report dated February 4, 2000, relating to our audit of the financial statements and financial highlights of Baron Capital Asset Fund which appears in the December 31, 1999 Annual Report to Shareholders of Baron Capital Asset Fund, which is also incorporated by reference into the Registration Statement. We also consent to the refereces to us under the headings "Financial Highlights" in the Prospectus and "Other Information" in the Statement of Additional Information.



/s/ PricewaterhouseCoopers, LLP
-------------------------------
    PricewaterhouseCoopers, LLP




New York, NY
April 13, 2000